Executive Contract  Mesoblast Limited ACN 109 431 870 Professor Silviu Itescu  Exhibit 4.9

Page 2 Details Date June 2025 Parties Name Mesoblast Limited ACN 109 431 870 Short form name Company Address Level 38 55 Collins St, Melbourne, Victoria 3000 Name Short form name Address Professor Silviu Itescu Employee [***] Background A The Company has offered to continue to employ the Employee on the terms of this agreement, and the Employee has accepted that offer. B The parties wish to record the terms and conditions on which the Employee will continue to be employed by the Company.

Page 3 Agreed terms 1. Defined terms & interpretation 1.1 Defined terms In this document: Base Remuneration means the amount in part 6 of Schedule A, or any other amount the parties may agree from time to time. Commencement Date means the date in part 2 of Schedule A. Confidential Information means all information of the Company or the Group Companies that is of a confidential nature (whether or not marked as being 'confidential'), and specifically includes: (a) inventions and discoveries (whether or not patentable); (b) client and customer information and lists; (c) trade secrets; (d) financial information; and (e) scientific, technical, product and service information. Documents means any form (including, without limitation, hard copy or electronic form) of the recording, presenting, or storing of information. Duties means the duties described in part 3 of Schedule A, as well as any other duties (including for any Group Company) which are commensurate with the Employee's skills and experience and which are assigned to the Employee by the Company from time to time. Eligibility Requirements means the requirements for eligibility to lawfully work in Australia and the United States of America, including maintaining any necessary work visas. ESOP means the Mesoblast Limited Employee Share Option Plan. ESOP Rules means the rules of the ESOP as in place from time to time. Group Companies means all related bodies corporate (as that term is defined in the Corporations Act 2001 (Cth), with appropriate modification to include any entity incorporated under the laws of a jurisdiction other than Australia) of the Company. Intellectual Property Rights means all intellectual property rights including, without limitation: (a) patents, significant copyright works, registered designs, trademarks (both registered and unregistered), business and trade names, and the right to have confidential information kept confidential; and (b) any application or right to apply for registration of any of those rights. Location means the location of employment in part 4 of Schedule A. Minimum Entitlements means any entitlement under legislation, an industrial instrument, the National Employment Standards or otherwise to any payment or other benefit (including, without limitation, a minimum rate of pay, penalties, overtime pay, allowances and loadings) as a consequence of the employment of the Employee by the Company. Moral Rights means, in relation to any copyright works that the Employee may author in the course of the Employee's employment by the Company, the right of attribution, the

Page 4 right to prevent false attribution, and the right of integrity (created by the Copyright Act 1968 (Cth)), and any other similar right capable of protection under the laws of any relevant jurisdiction. Policies means the Company's policies and procedures. Position means the position in part 1 of Schedule A. Remuneration Components means the components of the Base Remuneration. Term means the period of 3 years from the Commencement Date. Termination Date means the date on which this agreement terminates, for whatever reason, and howsoever arising. 1.2 In this agreement, unless the contrary intention appears: (a) the singular includes the plural and vice versa; (b) another grammatical form of a defined word or expression has a corresponding meaning; (c) a reference to a clause or schedule is a reference to a clause or schedule to this agreement and a reference to this agreement includes any schedules; (d) a reference to a statute includes regulations and other instruments under it and consolidations, amendments, re-enactments and replacements of any of them; (e) a reference to a document or agreement, including this agreement, includes a reference to that document or agreement as novated, altered or replaced from time to time; (f) a reference to writing includes typewriting, printing, photocopying and any other method of representing words, figures or symbols in a permanent visible form; (g) the meaning of general words is not limited by specific examples introduced by 'including, without limitation' or similar expressions; (h) a rule of construction does not apply to the disadvantage of a party because the party was responsible for the preparation of this agreement or any part of it; and (i) a reference to termination of this agreement includes a reference to termination of the Employee's contract of employment and the Employee's employment by the Company. 2. Appointment and Position 2.1 The Company will continue to employ the Employee in the Position from the Commencement Date. 2.2 The Company will recognise: (a) the Employee's continuous service from the date the Employee originally commenced employment with the Company for the purpose of all service related benefits; and (b) any accrued entitlements of the Employee to annual leave, personal leave and long service leave with the Company immediately prior to the Commencement Date. 3. Employee's obligations 3.1 The Employee must:

Page 5 (a) perform the Duties to the best of the Employee's abilities and knowledge; (b) perform the Duties during and, if required by the Company, outside the Employee's normal hours of work; (c) perform the Duties from the Location; (d) engage in such travel, including interstate and overseas travel, as will be required from time to time; (e) serve the Company faithfully and diligently to the best of the Employee's ability; (f) use all reasonable endeavours to promote the interests of the Company and the Group Companies; (g) act in the best interests of the Company and the Group Companies; (h) comply with all reasonable and lawful directions of the Company specific to the Employee, as well as those generally applicable to the Company's employees (including, without limitation, the Policies); and (i) report to the person(s) holding the office(s) in the Company in part 5 of Schedule A or as otherwise directed by the Company from time to time. 3.2 Without limiting the Employee's obligations to the Company under this clause 3, the Employee must not: (a) act in conflict with the best interests of the Company or any Group Company; or (b) undertake employment with, or otherwise be engaged or interested in, any business that is the same as, substantially similar to, or competitive with the business of the Company or any Group Company without the Company's prior written consent. 4. Continuation The employment of the Employee by the Company will continue under this agreement, unless varied or replaced by an agreement in writing, despite any change to the Duties. 5. Hours of work 5.1 The Employee is required to work 38 hours per week during the Company's ordinary business hours. 5.2 The Employee must also work such reasonable additional hours as may be necessary to perform the Duties or as required by the Company from time to time. 5.3 The Employee acknowledges that: (a) given the nature of the Employee's role including its seniority and the Employee's level of responsibility the Employee is required, whilst working in both Australia and the United States of America, to monitor, read and respond to contact from the Company, its clients and/or other third parties (if work related) outside of the Employee's ordinary working hours as necessary to meet the requirements of the Employee's role; (b) working additional hours and the contact requirement are part of the Employee's role and that this has been taken into account in setting the Base Remuneration.

Page 6 6. Base Remuneration 6.1 The Company will, as applicable, pay the Base Remuneration to or as directed by the Employee. 6.2 The Base Remuneration will be allocated to the Remuneration Components nominated by the Employee, but subject to: (a) the agreement of the Company to that allocation; and (b) the allocation applying only prospectively. 6.3 In the event that the costs (including, without limitation, any fringe benefits tax liability) to the Company of the provision of the Remuneration Components exceeds the Base Remuneration, then the Company will, subject to legislation, and in its sole discretion (but after consultation with the Employee) be able to reduce the value of any or all of the Remuneration Components so as to have the effect that the total cost to the Company of providing the Remuneration Components is equivalent to the Base Remuneration. 6.4 The Company will deduct from the Base Remuneration and remit to the appropriate authorities such amounts as it is required in law to deduct and remit for taxation. 6.5 If at any time the Employee is entitled to any Minimum Entitlements, the Employee agrees that (to the extent permitted by law): (a) any Minimum Entitlements will be calculated at the applicable minimum hourly rate prescribed by the industrial instrument or legislation; (b) the Base Remuneration of the Employee paid to the Employee by the Company in the preceding 12 months is in satisfaction of the Minimum Entitlements; and (c) the relevant industrial instrument applies to the Employee as a matter of law only and does not form part of this agreement. 7. Superannuation In addition to the Base Remuneration, the Company will make superannuation contributions for the benefit of the Employee at the minimum level that the Company is required to make so as to avoid liability to pay a charge under the Superannuation Guarantee (Administration) Act 1992 and the Superannuation Guarantee Charge Act 1992. 8. Incentive benefit 8.1 Subject to this agreement, the Employee will be eligible to participate in: (a) the Company's discretionary short term incentive scheme as set out in part 7 of Schedule A; and (b) the Company's discretionary long term incentive scheme as set out in part 8 of Schedule A. 8.2 The Company may rescind, change or replace the terms of any bonus or incentive scheme at any time including retrospectively. Subject to clause 8.3, the Employee will not be eligible to receive an incentive benefit under any bonus or incentive scheme if, before any benefit is paid or provided, the Employee's employment terminates for any reason or the Employee or the Company give notice of termination.

Page 7 8.3 Any unvested options issued to the Employee under the ESOP that are held by the Employee on the cessation of the Employee's employment will be dealt with in accordance with the terms of the ESOP Rules. 9. Expenses The Company will pay for or reimburse the Employee for the Employee's reasonable work-related expenses approved by the Company, subject to the Employee providing the appropriate receipts and tax invoices as required by the Company. 10. Employee's leave 10.1 The Employee is entitled to 20 days' paid annual leave in respect of each year of service with the Company. 10.2 The Employee must take annual leave at a time mutually agreed between the Company and the Employee or, in the absence of agreement but subject to legislation, when directed to do so by the Company on no less than one month's notice to the Employee. 10.3 Without limiting the Company's rights and subject to law, the Company may direct the Employee to take accrued annual leave, annual leave in advance or unpaid leave during any period in which part or all of the Company is shut down. 10.4 If, upon the termination of this agreement, the Employee has accrued, but has not taken, any annual leave to which the Employee is entitled, the Company will pay to the Employee an amount in lieu of that untaken leave. 10.5 The Employee will be entitled to long service leave in accordance with applicable legislation. 10.6 Subject to clauses 10.7 and 10.8, the Company will grant the Employee up to 10 days' paid personal/carer's leave for each year worked in accordance with applicable legislation. 10.7 If the Employee does not take paid personal/carer's leave which is available in any year, that leave will accumulate from year to year, but will not be paid out on termination. 10.8 If the Employee is unable to perform the Duties due to illness or injury or in order to care for a member of the Employee's immediate family or household who requires the Employee's care and support because of a personal illness or injury or an unexpected emergency, the Company may: (a) require the Employee to provide to the Company evidence satisfactory to the Company confirming the Employee's illness or injury or need to take carer's leave; and/or (b) in the case of the Employee's illness or injury, require the Employee to be examined by a medical practitioner nominated by the Company to provide a report to the Company on the Employee's current or future capacity to perform the Duties. 10.9 Subject to applicable law, the Employee acknowledges that: (a) as part of the Employee's role and subject to applicable law, the Employee may be required to work on public holidays; and (b) the requirement under clause 10.9(a) is reasonable and has been compensated for, and taken into account, in setting the Base Remuneration.

Page 8 11. Policies The Employee acknowledges that: (a) the Policies are not incorporated into, and are not otherwise included in, this agreement; and (b) the Company may, in its discretion, amend the Policies from time to time and may depart from any of the Policies in individual cases. 12. Moral Rights 12.1 By signing this agreement, the Employee voluntarily and unconditionally consents to all or any acts or omissions by the Company or persons authorised by the Company in relation to any and all works made or to be made by the Employee (whether before or after this consent is given) during the employment with the Company which would otherwise infringe the Employee's Moral Rights. 12.2 The Employee acknowledges that the Employee has given this consent: (a) voluntarily; and (b) without reliance on any statement or representation made by the Company or anyone acting on behalf of the Company. 13. Assignment of Intellectual Property 13.1 The Employee: (a) presently assigns to the Company all existing and future Intellectual Property Rights in all inventions, models, designs, drawings, plans, software, reports, proposals and other materials created or generated by the Employee (whether alone or with the Company or other employees or contractors of the Company) for use by the Company; and (b) acknowledges that by virtue of this clause all such existing rights are vested in the Company and, on their creation, all such future rights will vest in the Company. 13.2 The Employee must do all things reasonably requested by the Company to enable the Company to assure further the rights assigned under clause 13.1(a). 14. Confidentiality 14.1 During and after the Employee's employment, the Employee will not divulge, use (or attempt to use) or appropriate for the Employee's own use or for the use of others, except as the Company may authorise or direct in writing, any Confidential Information obtained by the Employee during the Employee's employment. 14.2 The Employee will take all reasonable steps to prevent and protect the unauthorised use or disclosure of Confidential Information and will immediately notify the Company if the Employee suspects Confidential Information has been improperly used or disclosed. 14.3 The Employee will not copy or reproduce, or remove from the premises of the Company or any of the Group Companies, any document in any form, including but not limited to electronic form, which contains Confidential Information, without the Company's written consent.

Page 9 15. Termination 15.1 The Company may terminate this agreement after the expiry of the Term by giving the Employee the period of notice in part 9 of Schedule A. 15.2 The Employee may terminate this agreement by giving the Company the period of notice in part 9 of Schedule A. 15.3 In the case of termination by the Company under clause 15.1 or the Employee under clause 15.2, the Company may: (a) in lieu of part or all of the notice period, elect to pay to the Employee an amount equivalent to the Base Remuneration for that part or all of the period of notice not given or required to be served (and, if the Company does so, the Employee's employment terminates on the date the Company notifies the Employee of its election); (b) require the Employee to perform only those Duties determined by the Company, or no Duties, during any notice period. 15.4 The Company may terminate this agreement at any time without notice or payment in lieu if the Employee: (a) engages in fraud or other serious misconduct; (b) commits a serious or persistent breach of any material provision of this agreement; (c) disobeys a lawful and reasonable direction of the Company; (d) fails to meet the Eligibility Requirements; (e) is found guilty of any offence precluding or inhibiting the further performance of the Duties; or (f) otherwise engages in any conduct which warrants the summary termination of the Employee's employment. 15.5 If, on termination of this agreement, the Employee is a director of the Company or a Group Company, or is a director of any other entity as the nominee of the Company: (a) the Employee must resign as a director of the Company or Group Company or as a nominee director without claim for compensation from any office the Employee may then hold; and (b) to the extent that the Employee is required to execute any documents to give effect to clause 15.5(a), the Employee appoints the Company Secretary of the Company as the Employee's attorney to execute those documents on the Employee's behalf if the Employee fails to do so. 15.6 This clause 15 prevails over the remainder of this agreement and is not limited by any other provision of this agreement (including implied terms) or any other arrangement between the Company and the Employee. 16. Retirement benefits 16.1 Despite any provision of this agreement, the Company is not required to pay or provide any amounts or benefits to the Employee which it is not permitted to provide under the provisions of Part 2D.2, Division 2 of the Corporations Act 2001 (Cth) without obtaining shareholder approval.

Page 10 16.2 To the extent that this agreement requires the Company to pay or provide any such amounts or benefits, the Employee agrees and acknowledges that shareholder approval must first be obtained and hereby irrevocably consents to forego those amounts or benefits if shareholder approval is not obtained. 17. Restrictions 17.1 The Employee will not, in any capacity, including on the Employee's own account or as a member, shareholder, unit holder, director, partner, joint venturer, employee, trustee, beneficiary, principal, agent, advisor, contractor, consultant, management associate, representative or financier or in any other way or by any other means: (a) engage in, participate in, assist with or otherwise be directly or indirectly involved, engaged, concerned or interested in a business, activity or operation that is the same as, substantially similar to, or competitive with any business, or any material part of a business, conducted by the Company or any of the Group Companies; (b) solicit, entice away, interfere with or endeavour to solicit, entice away or interfere with any person, firm, corporation or entity which was or is a client or customer of the Company or any of the Group Companies and with whom the Employee had direct dealings in the 12 month period prior to the cessation of the Employee's employment; or (c) solicit, entice away, interfere with or endeavour to solicit, entice away or interfere with any person who was or is a contractor to or employee of the Company or any of the Group Companies and with whom the Employee had direct dealings in the 12 month period prior to the cessation of the Employee's employment. 17.2 The undertakings in clause 17.1 are given for a period commencing on the date the Employee's employment with the Company terminates (however that termination may occur) and for a period of: (a) 12 months; (b) 9 months; (c) 6 months. 17.3 The undertakings in clause 17.1(a) apply if the activity prohibited under that clause occurs in: (a) Australia; (b) the United States of America. 17.4 Clauses 17.1(a), 17.2 and 17.3 have effect together as if they consist of separate provisions, each resulting from combining the undertakings in clause 17.1(a) with each period in clause 17.2 and with each area in clause 17.3. If any of those separate provisions is invalid or otherwise unenforceable for any reason, the invalidity or unenforceability shall not affect the validity or enforceability of any of the other separate provisions or other combinations of those separate provisions of clauses 17.1(a), 17.2 or 17.3. 17.5 Clauses 17.1(b), 17.1(c) and 17.2 have effect together as if they consist of separate provisions, each resulting from combining the undertakings in clauses 17.1(b) and 17.1(c) with each period in clause 17.2. If any of those separate provisions is invalid or otherwise unenforceable for any reason, the invalidity or unenforceability shall not affect the validity or enforceability of any of the other separate provisions or other combinations of those separate provisions of clauses 17.1(b), 17.1(c) or 17.2.

Page 11 17.6 Nothing in this clause 17 will prevent the Employee from holding less than 5% of the issued share capital of a company listed on any prescribed financial market (as defined in the Corporations Act 2001 (Cth)). 17.7 The Employee acknowledges that: (a) all the prohibitions and restrictions contained in this clause 17 are reasonable in the circumstances and necessary to protect the legitimate business interests of the Company and the Group Companies; (b) damages are not an adequate remedy if the Employee breaches this clause; and (c) the Company or any of the Group Companies may apply for injunctive relief if: (i) the Employee breaches or threatens to breach this clause; or (ii) the Company or any of the Group Companies believes the Employee is likely to breach this clause. 18. What happens after termination of employment If this agreement is terminated for any reason by either party: (a) the Company may set off any amounts the Employee owes the Company against any amounts the Company owes the Employee at the Termination Date except for amounts the Company is not entitled by law to set off; and (b) the Employee must, by the Termination Date, return to the Company all the Documents and the Company's other property (including, as applicable, and without limitation, mobile telephone, computer, credit cards, keys and vehicle) in good order and condition. 19. Limitation on damages The Employee's damages for breach of this agreement: (a) are not available for personal illness or injury or non-pecuniary loss (including, but not limited to hurt, humiliation, distress and disappointment); and (b) cannot exceed the loss which the Employee would have suffered if the Company had, instead of breaching the agreement, lawfully terminated the agreement at the earliest possible opportunity. 20. Warranties The Employee warrants that: (a) by entering into this agreement and performing the Employee's duties under this agreement, the Employee will not be in breach of any agreement with, or obligation owed to, any third party; (b) the Employee has disclosed everything to the Company which may be material to the Company's decision to offer the Employee employment under this agreement; (c) the Employee is capable of performing the Duties; and (d) the Employee satisfies the Eligibility Requirements. 21. Severability Part or all of any clause of this agreement that is illegal or unenforceable will be severed from this agreement and the remaining provisions of this agreement continue in force.

Page 12 22. Waiver The failure of either party at any time to insist on performance of any provision of this agreement is not a waiver of its right at any later time to insist on performance of that or any other provision of this agreement. 23. Governing law This agreement is governed by the law applicable in the state in part 10 of Schedule A and the parties irrevocably and unconditionally submit to the exclusive jurisdiction of the courts of that state. 24. Entire agreement This agreement (including its schedule): (a) constitutes the entire agreement between the parties as to its subject matter; and (b) in relation to that subject matter, supersedes any prior understanding or agreement between the parties and any prior condition, warranty, indemnity or representation imposed, given or made by a party. 25. Group obligations The Company holds the benefit of any obligations in this agreement that are for the benefit of the Group Companies on trust for the Group Companies. 26. Alteration This agreement (including its schedule) may only be altered in writing signed by each party. 27. This agreement is confidential The terms of this agreement and any subsequent amendments are confidential and may not be disclosed by the Employee to any other person, other than for the purpose of obtaining professional legal or accounting advice, or as otherwise permitted under legislation, without the written approval of the Company. 28. Headings Headings are for ease of reference only and do not affect the meaning of this agreement.

Page 13 Schedule A Description Details Part 1 Position Chief Executive Officer and Managing Director Part 2 Commencement Date 10 May 2025 Part 3 Duties Lead the organization to achieve effective use of the business assets and resources. Develop and review policy, plan organize and control major functions relating to the operation and administration of the organization through the executive team. Part 4 Location Australia and the United States of America. Part 5 Reporting Responsibility Mesoblast Chairperson and the MSB Board Part 6 Base Remuneration USD $950,000 Base Remuneration per annum, payable monthly and converted to AUD at the time of payment through the payroll system. Part 7 Short term incentive The Employee will be eligible to receive a target short term incentive of up to 100% of the Base Remuneration subject to the applicable key performance indicators, as set by the Company's Nomination and Remuneration Committee, being met for the relevant incentive period. The Employee will be eligible to receive a benefit greater than 100% of the Base Remuneration for over-achievement against key performance indicators at the discretion of the Nomination and Remuneration Committee. Achievement of key performance indicators will be determined by the Company's Nomination and Remuneration Committee in its absolute discretion. Any short term incentive benefit will be comprised of 50% cash and 50% in time-based options vesting 12 months after approval of the grant. All options will be governed by the ESOP Rules. Part 8 Long Term Incentive The Employee will be eligible to receive a target long term incentive award with a value of up to 100% of the Base Remuneration issued annually in the form of milestone-based options. All options will be governed by the ESOP Rules. Achievement of milestones for the purpose of vesting eligibility will be determined by the Company's Nomination and Remuneration Committee in its absolute discretion. Part 9 Notice Period 12 Months

Page 14 Part 10 Governing law Victoria

Page 15 Signing page EXECUTED as an agreement. Executed by Mesoblast Limited Signature of director Signature of director- Mesoblast NRC Chairperson (Please delete as applicable) Jane Bell Bill Burns Name of Mesoblast Chairperson (print) Name of director- Mesoblast NRC Chairperson (print) Signed by Professor Silviu Itescu in the presence of Signature of witness Professor Silviu Itescu Dina Pratt Name of witness (print) /s/ Jane Bell /s/ Bill Burns /s/ Dina Pratt /s/ Silviu Itescu